UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________

BT Group plc

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

BT Centre, 81 Newgate Street

London, England  EC1A 7AJ

(Address of Principal Executive Offices)

BT Group plc US Employee Stock Purchase Plan

BT Group plc Incentive Share Plan

BT Group plc Deferred Bonus Plan

BT Group plc Global Share Option Plan

(the ‘Plans’)

(Full title of the plan)

________

BT Americas Inc.

8951 Cypress Waters Blvd

Suite 200

Dallas, TX 75019

United States

FAO: Richard Nohe, Vice President and Chief Counsel North America

(Name and address of agent for service)

(203) 461-8098

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b--2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting Company)	Smaller reporting company ☐

EXPLANATORY NOTE

Partial Reallocation of Securities

BT Group plc (the "Company") is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the "Amendment") in order to reallocate certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 12, 2011, File No. 333-178663 (the "2011 Form S-8"). The securities originally registered for offer or sale pursuant to the BT Group plc Global Share Option Plan (the "GSOP") will be reallocated to the BT Group plc US Employee Stock Purchase Plan (the "ESPP"). A total of 18,000,000 of the Company's Ordinary Shares were registered under the 2011 Form S-8 for offer or sale pursuant to the GSOP, the ESPP, the BT Group plc Incentive Share Plan and the BT Group Deferred Bonus Plan (together, the "Plans"), with 1,000,000 of those Ordinary Shares originally registered for offer or sale pursuant to the GSOP, all of which remain outstanding.

On December 13, 2016, the Directors of the Company voted to re-allocate the 1,000,000 Ordinary Shares which were registered on the 2011 Form S-8 for offer or sale pursuant to the GSOP (the "Reallocated Shares") to the ESPP. In accordance with the undertaking contained in the 2011 Form S-8, the Company is therefore filing this Amendment to reallocate, by means of a post-effective amendment, the Reallocated Shares for issuance by the Company pursuant to the 2011 Form S-8 for offer or sale pursuant to the Company's ESPP.

The 2011 Form S-8 will remain in effect as to the Reallocated Shares and the balance of the Ordinary Shares subject to outstanding awards under the Plans.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant, BT Group plc, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 13th day of December, 2016.

BT Group plc

By: /s/ Dan Fitz

Name: Dan Fitz

Title: Group General Counsel & Company Secretary